Exhibit 99.1

For release: September 27, 2010, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000

Greenbrier announces new railcar orders valued at approximately $200 million
~Company also announces preliminary financial results for fiscal fourth quarter; EPS before special item expected to be a loss in range of $0.15 to $0.20 ~
     Lake Oswego, Oregon, September 27, 2010 — The Greenbrier Companies [NYSE:GBX] today announced that it has received orders for 3,000 new railcars with an aggregate value of approximately $200 million. The orders announced today, which consist of 2,250 double-stack intermodal platforms, 500 covered hopper cars, and 250 railcars of various types for the European market, are expected to be delivered in calendar 2010 and 2011. These new orders are incremental to the orders to build 1,700 new railcars and refurbish 1,100 existing railcars announced on August 25, 2010.
     Separately, the Company today announced preliminary unaudited financial results for its fourth quarter ended August 31, 2010. Based on the Company’s initial closing, revenues are expected to be approximately $185 million. Greenbrier anticipates a net loss for the quarter, before a special item, to be in the range of $0.15 to $0.20 per share. In addition the Company anticipates earnings of $0.50 per share, related to a special non-cash item for the release of the liability related to the 2008 deconsolidation of its former subsidiary, TrentonWorks. Net earnings (including the special item) are anticipated to be in the range of $0.30 to $0.35 per share. The preliminary quarterly results announced today are subject to further review by the Company and year-end audit and should be considered preliminary and subject to change.
     William A. Furman, president and chief executive officer of Greenbrier, said, “Over the last two months, we have received orders for over 4,700 new railcars and railcar refurbishment work for 1,100 existing railcars, which taken together have a combined value of approximately $330 million. These new orders are expected to have a meaningful positive impact on our financial results in 2011 and reinforce our view that a recovery is underway in the overall North American new railcar market.”
     “Our fourth quarter financial results were below our expectations, due primarily to our refurbishment & parts and marine operations. New railcar manufacturing and leasing & services exceeded our expectations. As previously disclosed, we further adjusted marine production levels during the quarter due to current softness in demand. Most of our refurbishment & parts revenue and margin is driven by our wheel services business, where volumes and margins are down compared to each of the first three quarters of 2010, in spite of an increase in North American railcar loadings. Given that wheel replacement is subject to regulation which requires replacement of wheel sets after a certain level of wear, we believe that this business will improve as rail loadings and revenue ton miles continue to improve,” Furman concluded.
Conference Call Scheduled
     The Greenbrier Companies will host a brief conference call to discuss preliminary fourth quarter results. Conference call details are as follows:
•	Monday, September 27, 2010

•	8:00 am Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through October 9, 2010 at 402-220-0377, Passcode: 5555.
     Greenbrier expects to hold its regularly scheduled earnings conference call on November 10, 2010. The Company plans to file its 2010 Annual Report on Form 10-K on or before November 12, 2010.
About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 37 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 8,000 railcars, and performs management services for approximately 225,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2010, and in our prospectus supplement and other documents filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.